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                            CITIBANK, N.A.
                           399 Park Avenue
                       New York, New York 10043

                       CREDITANSTALT-BANKVEREIN
                           245 Park Avenue
                       New York, New York 10167

                     THE NIPPON CREDIT BANK, LTD.
                     245 Park Avenue, 30th Floor
                       New York, New York 10167

                       CITIBANK, N.A., as Agent
                           399 Park Avenue
                       New York, New York 10043

                                                (as of) June 30, 1995

United States Banknote Corporation
51 West 52nd Street, 14th Floor
New York, New York 10019

Attention:  Mr. Ward A.W. Urban, Treasurer

American Bank Note Company
51 West 52nd Street, 14th Floor
New York, New York 10019

Attention:  Mr. Ward A.W. Urban, Treasurer

            Re:  Temporary Waiver of Financial Covenants

Gentlemen:

            American Bank Note Company ("ABN"), American Bank Note Holographics, Inc. ("ABH"), and United States Banknote Corporation ("USBC"), and we are parties to a Credit Agreement dated as of May 26, 1992, as modified by letter agreements dated as of January 5, 1993, September 30, 1993, December 31, 1993 (two letters), and December 31, 1994, and as amended by a First Amendment to Credit Agreement dated as of June 23, 1993, a Second Amendment to Credit Agreement dated as of March 25, 1994, and a Third Amendment to Credit Agreement dated as of May 26, 1995 (as so modified and amended, the "Credit Agreement"), which establishes various financial covenants in
Section 5.04 thereof (as modified by said Third Amendment). Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the Credit Agreement.

            You previously advised us that you have suffered certain losses, which you hereby represent has caused you to be in non-compliance with certain of your financial covenants as follows: (I) your Consolidated Net Worth was $48,349,000.00 and ABN's Net Worth was $129,211,000.00 as at June 30, 1995, which were less than the $55,000,000.00 minimum Consolidated Net Worth and $130,000,000.00 minimum ABN Net Worth required by Section 5.04(b) of the Credit Agreement; (ii) your Consolidated Leverage Ratio was 6.38 as at June 30, 1995, which was more than the 5.85 maximum Consolidated Leverage Ratio required by Section 5.04 of the Credit Agreement; and (iii) your Consolidated Interest Coverage Ratio was 1.44 as at June 30, 1995, which was less than the 1.50 minimum Consolidated Interest Coverage Ratio required by Section 5.04(d) of the Credit Agreement. You have requested, and we hereby agree (in consideration of your agreements below), as a temporary one-time accommodation, to waive the above-described defaults of your financial covenants under those Sections of the Credit Agreement as at the dated indicated above and for the periods covered thereby.
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            In order to induce us to grant such waiver, you hereby
covenant and agree that: (a) you will not cause, suffer or permit your consolidated cash balances of U.S. Dollars maintained in banks and other financial institutions in the United States of America to be at any time less than $10,000,000.00; (b) you will provide the Banks with copies of your weekly cash reports as soon as the same
become available, commencing immediately;   you will not establish
any new banking accounts (other than those on the first weekly cash report delivered hereunder); and (d) your cumulative consolidated capital expenditures for the current fiscal year will not exceed $7,000,000.00 through the Termination Date.

            Our waiver, modification, extension and consent is limited to the circumstances and subject to the conditions set forth above. It shall not in any event be deemed a continuing or further waiver, modification, extension or consent under or waiver of any other term or provision of the Credit Agreement or any other Loan Document. Furthermore, our waiver, modification, extension and consent is limited to the Credit Agreement and the other Loan Documents, and shall not be deemed or construed to be a consent under or waiver of any term or provision of any other agreement or arrangement any of you or any of your affiliates may have with us. This waiver, modification, extension and consent letter is a Loan Document and shall be governed by and construed in accordance with the applicable terms and provisions of the Credit Agreement and the Security Agreement, which terms and provisions are incorporated herein by reference.

            If you accept this waiver and consent upon the conditions we have imposed, please sign two of the enclosed copies of this letter and return them to us, c/o Parker Chapin Flattau &
Klimpl, 1211 Avenue of the Americas, New York, New York  10036,
Attention:  Lawrence David Swift, Esq.

                      Very truly yours,

                      Citibank, N.A.

                      By:  William G. Martens
                      William G. Martens III, Managing Director


                      Creditanstalt-Bankverein

                      By:  Gregory F. Mathis
                      Gregory F. Mathis, Vice President

                      By:  Geoffrey D. Spillane
                      Geoffrey D. Spillane, Senior Associate
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                        [SIGNATURES CONTINUED]


                      The Nippon Credit Bank, Ltd.

                      By:  Clifford Abramsky
                      Clifford Abramsky, Vice President


                      Citibank, N.A., as Agent

                      By:  William G. Martens
                      William G. Martens III, Managing Director

cc:    Mr. Jeffrey A. Oberg
       Harvey Kesner, Esq.
       Hillel M. Bennett, Esq.

ACCEPTED AND AGREED:

United States Banknote Corporation

By:       S/  Ward A.W. Urban
         Ward A.W. Urban, Treasurer


American Bank Note Company

By:       S/  Ward A.W. Urban
         Ward A.W. Urban, Treasurer

American Bank Note Holographics, Inc.

By:        S/  Ward A.W. Urban
          Ward A.W. Urban, Treasurer